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                                                                    Exhibit 3(1)


                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                    NORTH CAROLINA NATURAL GAS CORPORATION


     FIRST: The name of the corporation is North Carolina Natural Gas Corporation (the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, DE 19805 New Castle County. The name of its registered agent at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended from time to time.

     FOURTH: The total number of shares which the Corporation shall have authority to issue is 100 shares of common stock, and the par value of each such share is $.10 per share.

     FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation; subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

     SIXTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

     SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation therefor is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.